Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Soligenix, Inc. on Form S-1 (No. 333-276511) to be filed on or about March 15, 2024 of our report dated March 31, 2023, on our audit of the financial statements as of December 31, 2022 and for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 15, 2024